Exhibit 10.3

Co-CHAIRMAN AGREEMENT

Premiere Publishing Group, Inc.

THIS AGREEMENT (the “Agreement”), dated as of  August 4th, 2010, is made and entered into by and between Pat LaVecchia (“LaVecchia”) and Premiere Publishing Group, Inc., a Nevada corporation (the “Company” OTC BB: PPBL).

WITNESSETH:

WHEREAS, on August 4th, 2010 the Board of Directors elected LaVecchia as Co-Chairman of the Company and a member of the Board of the Directors of the Company to become effective immediately;

WHEREAS, the Company wishes to retain LaVecchia’s services for a period until at least August 4th, 2013 as Co- Chairman of the Board;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

TERMS

1. Time Period. Commencing  August 4th, 2010 LaVecchia shall serve as Co- Chairman of the Board of Directors under the terms specified herein, and employment in this capacity shall continue at least through and including August 4th, 2013.

2. Co- Chairman Role. In his rendering of services for the benefit of the Company, LaVecchia shall provide the Company, the Company’s Board of Directors, and the Company’s executive officers with such advice as any of them may reasonably request in connection with the business and operations of the Company consistent with his position as Co- Chairman of the Board of Directors, including but not limited to the following:

(1) participate in the search for a chief executive officer of the Company;

(2) facilitate the transition of the position of chief executive officer with customers, shareholders and employees when necessary,

(3) develop and advise the Board of Directors on strategic growth initiatives for the Company, including merger or acquisitions;

(4) make himself available as reasonably requested by the Board of Directors or executive officers of the Company to fulfill such other duties as may be reasonably requested, consistent with his status as the current Co- Chairman of the Board of Directors of the Company and other applicable provisions of this Agreement.

3. Consideration for Services. Upon signing of this agreement, the Company agrees to grant LaVecchia on a "fully vested" basis the equivalent of 10% of the company's fully diluted common stock.   LaVecchia will also have non-dilutive rights for a period of 180 days from the signing of this agreement.

4. Expenses. The Company will reimburse LaVecchia, pursuant to Company policy and regular business practice, for all reasonable business expenses he incurs during the Term. For purposes of this paragraph, “reasonable business expenses” shall include, without limitation, travel, telephone, hotel and meal expenses. LaVecchia will submit written detailed invoices for any reimbursable expenses incurred under this Agreement. Such invoices are to be submitted to the Company’s financial department.

5. Covenant. LaVecchia undertakes to maintain confidentiality on all confidential information relating to the business of the Company and at the end of the Term to return all documents and other property of the Company. LaVecchia’s obligations pursuant to this Paragraph 9 shall survive the term of this Agreement.

6. No Other Authority. LaVecchia shall have no responsibility or duties to the Company other than as provided herein.

7. Legal Expenses. LaVecchia shall be entitled to prompt reimbursement by the Company for all reasonable legal fees incurred by LaVecchia in connection with the negotiation and completion of this Agreement; provided, however, that LaVecchia shall properly account for such expenses in accordance with the Company’s policies and procedures. The Company’s obligation pursuant to this Paragraph 11 shall survive the term of this Agreement.

8. Entire Agreement. This Agreement, together with the agreements listed on Exhibit A and any other agreements relating to stock options or equity awards or agreements, represents the final, complete and exclusive embodiment of the entire agreement and understanding between the Company and LaVecchia concerning his services to the Company as Co-Chairman, and supersedes and replaces any and all agreements and understandings (other than the agreements listed on Exhibit A and any other agreements relating to stock options or equity awards or agreements) concerning LaVecchia’s role as Executive Chairman of the Board. This Agreement may only be amended in a writing signed by LaVecchia and the Board of Directors.

9. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement.

10. Notices. All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery which provides evidence or confirmation of receipt including but not limited to personal delivery, express courier (such as Federal Express) and prepaid certified or registered mail with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if either of the following dates is applicable and is earlier, then on such earlier date: one (1) business day after sending, if sent by or express courier; or three (3) business days after deposit in the U.S. mail, if sent by certified or registered mail. Notices shall be given and/or addressed to the respective parties at the following addresses:

To the Company:	Premiere Publishing Group, Inc 264 Union Blvd Totowa, NJ, 07512

To LaVecchia:	444 Mansfield Avenue Darien, CT 06820

Any party may change its address for the purpose of this paragraph by giving written notice of such change to the other party in the manner herein provided.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

16. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that LaVecchia shall not delegate or assign any of his duties hereunder.

17. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates written above.

_______________________
Mr. Pat LaVecchia

_______________________
Mr. Omar Barrientos
President
Premiere Publishing Group, Inc

EXHIBIT A

LIST OF STOCK OPTION AGREEMENTS AND RESTRICTED STOCK AGREEMENT

[On file with the Company]